We consent to the incorporation by reference in this Annual Report (Form 10-K) of Bluegreen Corporation of our reported dated May 2, 1997, included in the 1997 Annual Report to Shareholders of Bluegreen Corporation.

We also  consent  to the  incorporation  by  reference  in (i) the  Registration
Statement (Form S-8 No. 33-48075) pertaining to the Registrant's Retirement Savings Plan and in the related Prospectus and (ii) the Registration Statement (Form S-8 No. 33-61687) pertaining to the Amended 1988 Outside Directors Stock Option Plan and the 1995 Stock Incentive Plan of the Registrant and in the related Prospectus of our report dated May 2, 1997, with respect to the consolidated financial statements of Bluegreen Corporation incorporated herein by reference for the year ended March 30, 1997.

                                                     Ernst & Young LLP

West Palm Beach, Florida
June 24, 1997